Popular, Inc.

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular Pays Dividend on Preferred Stock

SAN JUAN, Puerto Rico, December 21, 2010 — Popular, Inc. (Nasdaq: BPOP) (the “Corporation”) announced today that at a meeting held on Tuesday, December 21, 2010, its Board of Directors declared the following monthly cash dividends on its outstanding shares of Non-cumulative Monthly Income Preferred Stock:

•	a monthly cash dividend of $0.1328125 per share of 6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A, to be paid on December 31, 2010 to holders of record as of December 28, 2010

•	a monthly cash dividend of $0.171875 per share of 8.25% Non-cumulative Monthly Income Preferred Stock, Series B, to be paid on December 31, 2010 to holders of record as of December 28, 2010

Dividends on the Preferred Stock are non-cumulative and payable monthly if and when declared out of funds legally available for such payments. During 2009, the Corporation suspended dividend payments on the Preferred Stock. The dividend declared on December 21, 2010 represents a monthly Preferred Stock dividend for December 2010. The Corporation has no obligation to pay non-cumulative dividends for any period prior to December 2010 and does not intend to do so.

During 2009, the Corporation suspended dividend payments on the Common Stock. The Corporation’s ability to declare and pay dividends is dependent on certain Federal regulatory considerations, including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. Moreover, the Federal Reserve Board and the FDIC have issued policy statements stating that bank holding companies and insured banks should generally pay dividends only out of current operating earnings. The Corporation has no current plans to resume dividend payments on the Common Stock.

In connection with the resumption of payment of monthly dividends on the Preferred Stock, which are approximately $3.7 million per year on an annualized basis, the Corporation has committed to the Board of Governors of the Federal Reserve System to fund the dividend payments out of newly-issued Common Stock issued to employees under the Corporation’s existing savings and investment plans or, if such issuances are insufficient, other common equity capital raised by the Corporation. It is anticipated that sufficient Common Stock will be issued under those plans to cover the dividend payment. There can be no assurance that any dividends will be declared on the Preferred Stock in any future periods.

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Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. bank holding companies. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.